NYSE AMEX LLC Determines NovaDel Made Reasonable Demonstration
of Its Ability to Regain Compliance

- November 16, 2009 Deadline to Regain Compliance

Flemington, NJ – May 7, 2009 - NovaDel Pharma Inc. (NYSE AMEX: NVD), a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed treatments, today announced that the NYSE AMEX LLC (“AMEX”), has determined that, in accordance with Section 1009 of the AMEX Company Guide and pursuant to a previously announced April 17, 2009 extension date, the Company made a reasonable demonstration of its ability to regain compliance with Section 1003(a)(iv) of the Company Guide by the end of the revised plan period, which AMEX has determined to be no later than November 16, 2009 (the “Plan Period”). The Company’s deadline to regain compliance with Section 1003(a)(i), (ii) and (iii) of the AMEX Company Guide remains November 16, 2009.

As previously disclosed, on May 14, 2008, the Company received notice from AMEX indicating that the Company was not in compliance with Section 1003(a)(iii) of the AMEX Company Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in the Company’s five most recent fiscal years, and Section 1003(a)(iv) of the AMEX Company Guide in that the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or the Company’s financial condition has become so impaired that it appears questionable, in the opinion of AMEX, as to whether the Company will be able to continue operations and/or meet its obligations as they mature. On August 6, 2008, the Company issued a press release to announce that AMEX has accepted the Company’s plan to regain compliance with continued listing standards of the AMEX Company Guide. The Company’s plan was submitted on June 12, 2008. On June 27, 2008, the Company received notice from AMEX indicating that the Company was not in compliance with Section 1003(a)(ii) of the AMEX Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three of the Company’s four most recent fiscal years. On September 16, 2008, the Company received notice from AMEX indicating that the Company was not in compliance with Section 1003(a)(i) of the AMEX Company Guide with stockholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two of the Company’s three most recent fiscal years. On January 23, 2009, the Company received notice from AMEX indicating that the Company was granted an extension until April 17, 2009 to regain compliance with Section 1003(a)(iv) of the AMEX Company Guide.

The Company will be subject to periodic review by AMEX staff during the Plan Period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the Plan Period could result in the Company being delisted from AMEX.

Consistent with the plan submitted to AMEX, the Company continues to pursue licensing opportunities and other strategic partnerships to fund its current and future development activities, while maintaining tight control over its expenditures. However, there can be no assurance that the Company will be able to make progress consistent with the Company’s plan to regain compliance with AMEX’s continued listing standards in a timely manner, or at all in a timely manner.

ABOUT NOVADEL PHARMA

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (NYSE AMEX: NVD), visit our website at www.novadel.com.

FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, our ability to continue to comply with other continued listing standards and other risks detailed from time to time in the SEC reports of NovaDel, including our most recent Annual Report on Form 10-K, as amended. These forward-looking statements speak only as of the date hereof. NovaDel disclaims any obligation to update these forward-looking statements. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report on Form 10-K, as amended, and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For more detailed information regarding NovaDel’s financial results and its product pipeline, please review the Company’s SEC filings at the Investor Relations section of www.novadel.com.

CONTACT:

Steven B. Ratoff
(908) 782-3431 ext. 2650
 Chairman, Interim Chief Financial Officer, Interim President and Chief Executive Officer
NovaDel Pharma Inc.
sratoff@novadel.com